Leonard W. Burningham

Lawyer

Hermes Building - Suite 205

455 East Fifth South

Salt Lake City, Utah 84111-3323

Of Counsel

 Telephone (801) 363-7411

Branden T. Burningham, Esq.

Fax (801)355-7126

Bradley C. Burningham, Esq.

             email lwb@burninglaw.com

April 27, 2012

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Via EDGAR

Re:

Consent to be named in the S-8 Registration Statement of PCS Edventures!.com, Inc., an Idaho corporation (the “Registrant”), to be filed on or about April 27, 2012, covering the registration and issuance of an additional 4,000,000 shares of common stock to participants in the Registrant’s 2009 Equity Incentive Plan

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

Sincerely yours,

/s/ Leonard W. Burningham

Leonard W. Burningham

LSB/sg

cc:    PCS Edventures!.com, Inc.

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